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                                                                EXHIBIT 10.38


                         WELSH, CARSON, ANDERSON & STOWE
                                 320 PARK AVENUE

                                   SUITE 2500

                          NEW YORK, NEW YORK 10022-6815



                                                            November 21, 1997


Mr. John F. Thompson
16692 Baruna Lane
Huntington Beach, CA 92649

Dear John:

         On behalf of the Board of Directors of Aurora Electronics, Inc., this will confirm our agreement regarding your employment letter.

         You have agreed to continue as CEO until May 1, 1998 and, until that tinie, to attempt to execute the "get well" plans for Aurora. On a personal note, I very much appreciate your commitment and the energy and judgment that you bring to the task. lii return, we agree that if you decide to leave on or after that date, the Company will provide salary continuation to you for a period of up to twelve months, or until you are re-employed, whichever comes first. In addition, on May 1, 1998 or at such later date that you resign, you will be entitled to the pro-rata share of your guaranteed bonus as described on page one of your employment letter.

         If Aurora (or any successor to Aurora) is unable to provide for that salary continuation or bonus payment, Welsh, Carson, Anderson & Stowe VII, L.P. will provide that benefit to you

         John, I believe this letter covers the issues we discussed. Please let me Imow if you have any questions or comments. Again, thanks for your willingness to work with all of the Aurora stakeholders in improving the situation.

                                             Sincerely,

                                             /s/ Thomas E. McInerney
                                             Thomas E. McInerney
                                             General Partner